UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 15, 2005

Galaxy Minerals, Inc.
(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-95549 (Commission File Number)	65-0974212 (I.R.S. Employer Identification No.)

500 Park Avenue, Suite 203 Lake Villa, Illinois 60046 (Address of principal executive offices) (zip code)

(847) 265-7600 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 15, 2005, we bought the mineral rights to approximately 400 claims covering approximately 64,000 acres located on Sitkinak Island off the coast of Alaska. We purchased these mineral rights by way of a quitclaim deed from Shelly Conrad for a total of $20,000. We had been working with Ms. Conrad for almost a year while she procured the mineral rights and filed the proper paperwork with the U.S. Department of the Interior/Bureau of Land Management located in the state of Alaska. Ms. Conrad is not a related-party of Galaxy Minerals or our management.

Sitkinak Island is a small island, one of the Trinity Islands, located approximately 40 miles off the Southern tip of Kodiak Island. In early 2005, Mr. Symonds, our Chief Executive Officer, flew to Sitkinak Island with a mining engineer and collected approximately 400 pounds of black sand and black sand concentrates. Based on assays conducted by ALS Chemex, the results of these tests were positive for the presence of iron, manganese, vanadium, and zircon. Some samples also tested positive for gold and palladium. Because the claims on Sitkinak Island are alluvial deposits there was no drilling conducted and no core samples taken. To date, we have spent approximately $60,000 to $70,000, including the purchase price, in the acquisition of, and testing at, the claims where we have mineral rights at Sitkinak Island. Our current plans are to continue testing the soils at the different locations on the island where we have mineral rights and then develop an exploration plan going forward.

Sitkinak Island is accessible by boat, plane or helicopter. From Kodiak Island the trip by plane is approximately 45 minutes, by helicopter approximately 1 hour to 1.5 hours, and by boat approximately 3 to 4 hours.

Item 1.02 Termination of a Material Definitive Agreement.

On March 14, 2005, we entered into a joint venture agreement with Searchlight Exploration, LLC, an Arizona limited liability company (“Searchlight”), which owns the mining and mineral rights to mines known as the Bonanza Project. The Bonanza Project is an alluvial deposit and consists of approximately 5,000 acres of land located in Mohave County, Arizona. Under the agreement we had the right to any minerals mined from this property. Pursuant to the joint venture agreement, we had the right to take samples and explore at this property and obligated to put at least $100,000 of work into the exploration and sampling at this property within the first year from the date of the agreement. Under the agreement we paid $5,000 up front, agreed to pay $10,000 per calendar quarter, and issued 250,000 shares of our common stock, restricted in accordance with Rule 144, for the rights granted to us under this agreement. Under the terms of the agreement we also issued Serpent Mining Limited 50,000,000 shares of our common stock, restricted in accordance with Rule 144, as a finder’s fee for locating the Bonanza Project. We issued these shares on May 20, 2005. Searchlight and Serpent are not related-parties of Galaxy Minerals or our management.

On January 23, 2006, we elected to give up our rights at the Bonanza property with the consent of Searchlight. We decided to give up these mineral rights in order to concentrate our efforts on in-ground mineral deposits in this part of the country. With our investment in a pilot plant and other mining equipment at the Yellow Jacket property our focus was on exploring for in-ground mineral deposits. Since the Bonanza property is an alluvial deposit it would require the potential investment of millions of dollars to purchase the additional equipment necessary for exploring, developing and producing any minerals discovered from an alluvial deposit. In total we spent approximately $25,000 in cash, and the above-listed stock issuances, to acquire and hold our rights in this property.

EXHIBITS

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Galaxy Minerals, Inc.,
a Florida corporation

Dated: January 30, 2006	/s/ Matthew J. Symonds
By: Matthew J. Symonds
Its: President